 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 27, 2015, relating to the financial statements and financial highlights of Oppenheimer SteelPath MLP Select 40 Fund, Oppenheimer SteelPath MLP Alpha Fund, Oppenheimer SteelPath MLP Income Fund, and Oppenheimer SteelPath MLP Oppenheimer SteelPath MLP Alpha Plus Fund, each a series of Oppenheimer SteelPath MLP Funds Trust, for the year ended November 28, 2014, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

March 25, 2015